Exhibit 99.1

Explanation of Responses:

On April 11, 2008 (the “Closing Date”), Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”), purchased 192,307 units, each consisting of one share of Series A Exchangeable Preferred Stock, par value $0.025 per share (the “Exchangeable Preferred Stock”), of Neurogen Corporation (the “Company”), and one warrant (the “Warrant”) exercisable for shares of the common stock of the Company, par value $0.025 (the “Common Stock”).  The purchase of the shares of Exchangeable Preferred Stock and the issuance of the Warrant were made pursuant to that certain Securities Purchase Agreement, dated as of April 7, 2008, by and between the Company, WP VIII and other investor signatories thereto.  The aggregate purchase price by WP VIII for the shares of Exchangeable Preferred Stock and the Warrant was $5,999,978.40.

Upon the later to occur of (i) receipt of a majority vote of the stockholders of the Company in favor of (1) an amendment to the Company’s certificate of incorporation to increase of the number of shares of the Company’s Common Stock authorized for issuance by the Company to not less than 100,000,000 shares, (2) the exchange of the Exchangeable Preferred Stock for shares of Common Stock, and (3) any stockholder approvals required by the listing standards of the Nasdaq Global Market (together, the “Proposals”), and (ii) to the extent required with respect to the shares of Exchangeable Preferred Stock of any holder, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, that are applicable to the exchange of the Exchangeable Preferred Stock for Common Stock, each outstanding share of Exchangeable Preferred Stock shall automatically be exchanged for such number of shares of Common Stock determined by dividing (x) the Stated Value (as defined below) of the Exchangeable Preferred Stock then in effect by (y) the Exchange Price (as defined below) of the Exchangeable Preferred Stock then in effect.  The Stated Value of the Exchangeable Preferred Stock is initially $31.20 per share and the Exchange Price is initially $1.20.  Each of the Stated Value and the Exchange Price are subject to the appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Exchangeable Preferred Stock and Common Stock, respectively.  Each share of Exchangeable Preferred Stock is initially exchangeable for 26 shares of Common Stock prior to any adjustment of the Stated Value or Exercise Price (the “Initial Exchange Rate”).  The Company has agreed to hold a stockholders meeting (the “Stockholders Meeting”) for the purpose of voting on the Proposals within 120 days of the Closing Date.

Notwithstanding the foregoing, the Exchangeable Preferred Stock shall not be exchangeable for Common Stock (i) at any time following the receipt by the Company of a notice of delisting from the Nasdaq Global Market (if, and only to the extent that, such notice of delisting is issued by the Nasdaq Global Market as a direct result of its review of the terms of the Exchangeable Preferred Stock) and until the Company receives notification from Nasdaq that it has regained compliance with the listing standards for the Nasdaq Global Market, or (ii) at any time following the earlier of (A) a meeting of the stockholders of the Company at which the stockholders vote on, but do not approve the exchange, and (B) the one year anniversary of the Closing Date.

Pursuant to the terms of the Warrant, beginning on the earlier of (i) the date on which the Stockholders Meeting has occurred and (ii) April 7, 2009, and ending at 5:00 p.m. on April 11, 2013, WP VIII is entitled to purchase up to the number of shares of Common Stock equal to 50% of the number of shares of Common Stock into which the total number of shares of Exchangeable Preferred Stock then held by WP VIII is exchangeable, calculated as of the earliest to occur of (x) the date the Proposals are approved and (y) on the earlier of (1) the date of the exercise of the Warrant and (2) the one year anniversary of the Closing Date, in the event that the Stockholders Meeting is held and the Proposals are not approved.  The exercise price of the Warrant is $2.30, subject to the appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Common Stock.  The Warrant may be exercised by cashless exercise.

For purposes of this Form 4, it has been assumed that (i) the Exchangeable Preferred Stock will be exchanged into 4,999,982 shares of Common Stock on the date of the Stockholders Meeting at the Initial Exchange Rate and (ii) that no additional shares of Exchangeable Preferred Stock will be issued to WP VIII as a dividend on the Exchangeable Preferred Stock prior to this exchange.  It has further been assumed that (x) the Warrant will be exercised in full for 2,499,991 shares of Common Stock on the date of the Stockholders Meeting, (y) no additional shares of Exchangeable Preferred Stock will be issued to WP VIII as a dividend on the Exchangeable Preferred Stock prior to this exchange, and (z) the Exchangeable Preferred Stock is exchanged for shares of Common Stock at the Initial Exchange Rate.

As of the date hereof, WP VIII is the direct record owner of 8,571,429 shares of Common Stock, 192,307 shares of Exchangeable Preferred Stock and the Warrant.  The sole general partner of WP VIII is Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”).  Warburg Pincus & Co., a New York general partnership

(“WP”), is the managing member of WPP LLC.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP VIII.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP VIII.  Each of WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of such securities except to the extent of any pecuniary interest therein.